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CONSENT OF CS FIRST BOSTON CORPORATION

We hereby consent to (i) the inclusion of our opinion letter to the Board of Directors of Tuboscope Vetco International Corporation ("Tuboscope") as Appendix D to the Proxy Statement/Prospectus of Tuboscope and (ii) all references made to our firm in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim we are experts for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

CS FIRST BOSTON CORPORATION

By: /s/ Harry C. Pinson
    ------------------------
    Harry C. Pinson
    Managing Director

March 22, 1996